EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-112461) of POZEN, Inc., as amended and restated, and

(2)	Registration Statement (Form S-8 No. 333-52446 and 333-117962) pertaining to the POZEN Inc. 2000 Equity Compensation Plan;

of our reports dated March 7, 2005, except for the revenue recognition section of Note 1 as to which the date is November 9, 2005, with respect to the financial statements of POZEN Inc., POZEN Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of POZEN, Inc., included in this Form 10-K/A.

/s/ Ernst & Young LLP

Raleigh, North Carolina

January 10, 2006